Exhibit 10.1

CYTOCOM, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of Aug 19, 2020 (the “Signature Date”), with an effective date of August 1, 2020 (the “Effective Date”), is by and between Cytocom, Inc. a Delaware-corporation (the “Company”) and Michael Handley (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer (CEO) and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive have mutually agreed that, as of the Effective Date, this Agreement shall govern the terms of employment between the Executive and the Company and supersede all previous agreements between the Executive and the Company.

WHEREAS, this agreement supersedes any previous agreements with the Executive.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1 EMPLOYMENT; TERM OF AGREEMENT

Section 1.1    Employment and Acceptance. During the Term (as defined in Section 1.2), the Company shall employ the Executive, and the Executive shall accept such employment and serve the Company, in each case, subject to the terms and conditions of this Agreement.

Section 1.2    Term. The employment relationship hereunder shall be for the period commencing on the Effective Date and, subject to earlier termination as provided in ARTICLE 4, ending on the third anniversary of the Effective Date (the “Term”). In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the Termination Date (as defined in Section 4.2(b)), Base Salary (as defined in Section 3.1(a)), Annual Bonus (as defined in Section 3.1(b)) and other unaccrued benefits shall terminate, except as may be provided for in ARTICLE 4.

ARTICLE 2 TITLE; DUTIES AND OBLIGATIONS; LOCATION

Section 2.1    Title. The Company shall employ the Executive to render the majority of his time and services to the Company. The Executive shall serve in the capacity of Chief Executive Officer.

Section 2.1     Duties. The Executive shall report to the Company’s Board of Directors and be subject to the lawful direction of the Company’s Board of Directors (the “Board”). The Executive agrees to perform to the best of his ability, experience and talent those acts and duties, consistent with the position of Chief Executive Officer as the Board shall from time to time direct. During the Term, the Executive also shall serve in such other executive-level positions or capacities as may, from time to time, be reasonably requested by the Board, including, without limitation (subject to election, appointment, re-election or re-appointment, as applicable) as (a) a member of the Board and/or as a member of the board of directors or similar governing body of any of the Company’s subsidiaries or other Affiliates (as defined below), (b) an officer of any of the Company’s subsidiaries or other Affiliates, and/or (c) a member of any committee of the Company and/or any of its subsidiaries or other Affiliates, in each case, for no additional compensation. As used in this Agreement, “Affiliate” of any individual or entity means any other individual or entity that directly or individual controls, is controlled by, or is under common control with, the individual or entity.

Section 2.2    Compliance with Policies, etc. During the Term, the Executive shall be bound by, and comply fully with, all of the Company’s policies and procedures for employees in place from time to time, including, but not limited to, all terms and conditions set forth in the Company’s employee handbook, compliance manual, codes of conduct and any other memoranda and communications applicable to the Executive pertaining to the policies, procedures, rules and regulations, as currently in effect and as may be amended from time to time. These policies and procedures include, among other things and without limitation, the Executive’s obligations to comply with the Company’s rules regarding confidential and proprietary information and trade secrets.

Section 2.3    Time Commitment. During the Term, the Executive shall use his/his best efforts to promote the interests of the Company (including its subsidiaries and other Affiliates) and shall devote the majority of his business time, ability and attention to the performance of his duties for the Company and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the Company’s prior written consent (see exhibit A for approved disclosures), provided that the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, Board of Director positions, community or industry affairs, or (ii) managing the Executive’s passive personal investments, so long as, in each case, such activities individually or in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict (in each case, as determined by the Board of Directors.

Section 2.4    By signing this agreement, Executive represents and warrant that: (i) Executive is not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to his/hiss employment with, or Executive providing services to, the Company as its employee or officer; and (ii) Executive has not and shall not bring onto Company premises, or use in the course of his/his employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom Executive previously provided services.

Section 2.5    At Will Employment. Notwithstanding anything contained in this Agreement to the contrary, including but not limited to those contained in Section 1.2, Employment with the Company is “at-will.” This means that it is not for any specified period of time and may be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. The “at-will” nature of your employment is one aspect of our employment relationship that will not change during your tenure as an employee, except by way of written agreement expressly altering the at-will employment relationship and signed by you and by an authorized officer representative of the Company.

Cytocom, Inc.

ARTICLE 3 COMPENSATION AND BENEFITS; EXPENSES

Section 3.1    Compensation and Benefits. For all services rendered by the Executive in any capacity during the Term (including, without limitation, serving as an officer, director or member of any committee of the Company’s subsidiaries or other Affiliates), the Executive shall be compensated as follows (subject, in each case, to the provisions of ARTICLE 4 below):

(a)    Base Salary. In consideration of the services rendered for this part-time position during the term, the Company shall pay the Executive a base salary (the “Base Salary”) at the annualized rate of Five-hundred forty-thousand dollars ($540,000) per year less statutory deductions and withholding, payable in accordance with the Company’s regular payroll practices. The Base Salary shall be subject to annual review by the Board of Directors subject to any additional approval procedures required by the Company’s compensation policies or its Board of Directors. As used in this Agreement, the term “Base Salary” shall refer to Base Salary as may be adjusted from time-to-time.

(b)    Sign on & Annual Bonus. The Company shall pay the Executive a sign-on bonus of one-hundred thirty-five thousand dollars ($135,000), payable in a lump sum, within 30 days of the Signature Date. The Executive shall be eligible for annual bonuses on terms and in amounts determined by the Company’s Board of Directors (the “Board”) in accordance with this paragraph. For each calendar year ending during the Term (beginning with the calendar year ending 2020) the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with a target amount equal to 55% percent of the Base Salary earned by the Executive for such calendar year (the “Target Annual Bonus”). The actual amount of each Annual Bonus will be based upon the level of achievement of the Company’s corporate objectives, management objectives and the Executive’s individual objectives, in each case, as established by the Board or its Compensation Committee (taking into account the input of the Board with respect to the establishment of the Executive’s individual objectives). The determination of the level of achievement of the corporate objectives, management objectives and the Executive’s individual performance objectives for a year shall be made by the Board or its Compensation Committee (taking into account the input of the Board with respect to the level of achievement of the Executive’s individual objectives), in its reasonable discretion. Each Annual Bonus for a calendar year, to the extent earned, will be paid in a lump sum in the following calendar year, within the first 45 days of such following year. The Annual Bonus shall not be deemed earned until the date that it is paid. Accordingly, in order for the Executive to receive an Annual Bonus, the Executive must be actively employed by the Company at the time of such payment.

(c)    Equity Compensation. The Executive will be granted five-million (5,000,000) immediately vested shares of the Company’s common stock (the “Stock Award”) by December 31, 2020. Additionally, the Executive shall receive an option to acquire up to two-million five- hundred (2,500,000) shares of the Company’s common stock by December 31, 2020 (the “Option”). The Stock Award and the Option will each be granted under the Company’s 2020 Equity Incentive Plan (the “Plan”) and will be subject to the terms thereof, and well as to certain additional terms specified in award agreements that will be delivered to the Executive under separate cover.

Cytocom, Inc.

(d)    Benefit Plans. The Executive shall be entitled to receive employee benefits as are afforded under the company’s standard written benefits package to regular full-time employees of the Company, as may be changed at the Company’s discretion from time to time. Such benefits shall include paid time off for vacation, sick days, and holidays.

(e)    Paid Time Off (PTO). The Executive shall be entitled to unlimited PTO as described in the Cytocom Employee Handbook’s Benefits section.

Section 3.2    Expense Reimbursement. The Company shall reimburse the Executive during the Term, in accordance with the Company’s expense reimbursement policies in place from time, for all reasonable out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder. In order to receive such reimbursement, the Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies in place from time to time.

ARTICLE 4 TERMINATION OF EMPLOYMENT

Section 4.1    Termination Without Cause or Resignation for Good Reason.

(a)    The Company may terminate the Executive’s employment hereunder at any time without Cause (other than by reason of death or Disability) upon thirty (30) days prior written notice to the Executive. Executive may terminate his employment hereunder for Good Reason upon written notice to the Company in accordance with the provisions set forth in Section 4.1(c).

(b)    As used in this Agreement, “Cause” means: (i) a material act, or act of fraud, committed by the Executive that is intended to result in the Executive’s personal enrichment to the detriment or at the expense of the Company or any of its Affiliates; (ii) the Executive is convicted of a felony; (iii) gross negligence or willful misconduct by the Executive, or failure by the Executive to perform the duties or obligations reasonably assigned to the Executive by the Board from time to time, which is not cured upon ten (10) days prior written notice (unless such negligence, misconduct or failure is not susceptible to cure, as determined in the reasonable discretion of the Board); or (iv) the Executive violates the Covenants Agreement (as defined in Section 5.1 below).

(c)    As used in this Agreement, “Good Reason” means the occurrence of any of the following: (1) a material breach by the Company of the terms of this Agreement; (2) a material reduction in the Executive’s Base Salary; (3) a material diminution in the Executive’s authority, duties or responsibilities; or (4) a material change in the geographic location (more than 60 Miles) at which the Executive performs services for the Company; provided, however, that the Executive must notify the Company within ninety (90) days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Company with at least thirty (30) days in which to cure the condition. If the Executive fails to provide this notice and cure period prior to his resignation or resigns more than six (6) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

Cytocom, Inc.

(d)    If the Executive’s employment is terminated pursuant to Section 4.1(a) or Section 4.1(c) other than during the Post-Change in Control Period (as defined in Section 4.1(e)), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i)    the Accrued Obligations (as defined in Section 4.2(b)); and

(ii)    subject to Section 4.4 and Section 4.5:

(A)    payments equal to six (6) months of the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date) (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, commencing the day following the Termination Date (the “Pre-CIC Severance Payments”); and

(B)    if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay monthly, on the Executive’s behalf, a portion of the cost of such coverage for the six (6) months after the Termination Date, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that the Executive would have been required to pay if the Executive had remained an active employee of the Company (the “Pre-CIC COBRA Assistance”); provided, however, that if and to the extent that the Company may not provide such Pre-CIC COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not exceed the cost that the Company would have incurred had the Pre-CIC COBRA Assistance been provided in the manner described above or cause a violation of Section 409A (as defined in Section 5.16).

Cytocom, Inc.

(e)    If the Executive’s employment is terminated pursuant to Section 4.1(a) during the twelve (12) months immediately following a Change in Control (as defined below) (the “Post- Change in Control Period”), the Executive shall, in full discharge of all of the Company’s obligations to the Executive (and in lieu of any payments and benefits set forth in Section 4.1(d)), be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i)    the Accrued Obligations; and

(ii)    subject to Section 4.4 and Section 4.5:

(A)    payments equal to six (6) of the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date) (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, commencing the day following the Termination Date (the “Post-CIC Severance Payments”);

(B)    if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to COBRA, the Company will pay monthly, on the Executive’s behalf, a portion of the cost of such coverage for the six (6) months after the Termination Date, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that the Executive would have been required to pay if the Executive had remained an active employee of the Company (the “Post-CIC COBRA Assistance”); provided, however, that if and to the extent that the Company may not provide such Post-CIC COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not exceed the cost that the Company would have incurred had the Post-CIC COBRA Assistance been provided in the manner described above or cause a violation of Section 409A; and

(C)    a payment equal to the Executive’s Target Annual Bonus for the calendar year in which the Termination Date occurs, payable in a lump sum on the 60th day following the Termination Date.

(f)    As used in this Agreement, “Change in Control” means a simple majority (50%) change in ownership of the Company under clause (i) below or (ii) a change in the ownership of a substantial portion of the assets of the Company under clause (ii) below or (v) if the majority of the Company’s stock is traded on a public exchange:

(i)    Change in the Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Company that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Company. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

Cytocom, Inc.

(ii)    Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this clause (ii) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below in this clause (ii). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(c) of this paragraph. For purposes of this clause (ii), a person’s status is determined immediately after the transfer of the assets.

(iii)    Persons Acting as a Group. For purposes of clauses (i) and (ii) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

(iv)    Each of clauses (i) through (iii) above shall be construed and interpreted consistent with the requirements of Section 409A and any Treasury Regulations or other guidance issued thereunder.

(v)    Public Offering. If the majority of the Company’s stock becomes public and trading on a public exchange.

Cytocom, Inc.

Section 4.2    Termination for Cause; Voluntary Termination; Expiration of Term.

(g)    The Company may terminate the Executive’s employment hereunder at any time for Cause upon written notice to the Executive. The Executive may voluntarily terminate his employment hereunder at any time without Good Reason upon thirty (30) days prior written notice to the Company; provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of resignation and to accelerate such notice and make the Executive’s resignation effective immediately, or on such other date prior to Executive’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate Executive’s notice of resignation shall not be deemed a termination by the Company without Cause for purposes of Section 4.1 of this Agreement or otherwise or constitute Good Reason (as defined in Section 4.1) for purposes of Section 4.1 of this Agreement or otherwise. The Executive’s employment shall automatically terminate upon the expiration of the Term in accordance with Section 1.2.

(h)    If the Executive’s employment is terminated pursuant to Section 4.2(a), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive, the following (collectively, the “Accrued Obligations”):

(i)    the Executive’s earned, but unpaid, Base Salary through the final date of the Executive’s employment by the Company (the “Termination Date”), payable in accordance with the Company’s standard payroll practices;

(ii)    expenses reimbursable under Section 3.2 above incurred on or prior to the Termination Date but not yet reimbursed; and

(iii)    any amounts or benefits that are vested amounts or vested benefits or that the Executive is otherwise entitled to receive under any plan, program, policy or practice (with the exception of those, if any, relating to severance) on the Termination Date, in accordance with such plan, program, policy, or practice.

Section 4.3    Termination Resulting from Death or Disability.

(i)    As the result of any Disability suffered by the Executive, the Company may, upon five (5) days prior notice to the Executive, terminate the Executive’s employment under this Agreement. The Executive’s employment shall automatically terminate upon his death.

(j)    “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one hundred twenty (120) days during any twelve (12) month period.

Cytocom, Inc.

(k)    If the Executive’s employment is terminated pursuant to Section 4.3(a), the Executive or the Executive’s estate, as the case may be, shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Executive or the Executive’s estate, as the case may be, the Accrued Obligations.

Section 4.4    Release Agreement. In order to receive the Pre-CIC Severance Payments or the Post-CIC Severance Payments (collectively referred to herein as the “Severance Payments”) or the Pre-CIC COBRA Assistance or the Post-CIC COBRA Assistance (collectively referred to herein as the “COBRA Assistance”) set forth in Section 4.1 (if eligible), the Executive must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion. If the Executive is eligible for Severance Payments and COBRA Assistance pursuant to Section 4.1, the Company will deliver the Release Agreement to the Executive within seven (7) calendar days following the Termination Date. The Severance Payments and COBRA Assistance are subject to the Executive’s execution of such Release Agreement within 45 days of the Executive’s receipt of the Release Agreement and the Executive’s non-revocation of such Release Agreement.

Section 4.5    Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations to provide the Severance Payments and the COBRA Assistance will immediately cease if the Executive breaches any of the provisions of the Covenants Agreement, the Release Agreement or any other agreement the Executive has with the Company.

ARTICLE 5 GENERAL PROVISIONS

Section 5.1    Company Employee Proprietary Information and Inventions Agreement. The Executive acknowledges and confirms that the Company Employee Proprietary Information and Inventions Agreement executed by the Executive in favor of the Company as of the Effective Date (“Covenants Agreement”), the terms of which are incorporated herein by reference, remains in full force and effect and binding upon the Executive. The Covenants Agreement shall survive the termination of this Agreement and the Executive’s employment by the Company for the applicable period(s) set forth therein.

Section 5.2    Expenses. Each of the Company and the Executive shall bear its/his own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.

Section 5.3    Entire Agreement. This Agreement and the Covenants Agreement contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and activities following termination of this Agreement and the Executive’s employment with the Company and supersede any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement or the Covenants Agreement. Each party hereto acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein or in the Covenants Agreement. The Executive acknowledges and agrees that the Company has fully satisfied, and has no further, obligations to the Executive arising under, or relating to, any other employment or consulting arrangement or understanding (including, without limitation, any claims for compensation or benefits of any kind) or otherwise. No agreement, promise or statement not contained in this Agreement or the Covenants Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

Cytocom, Inc.

Section 5.4    No Other Contracts. The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound, nor shall the execution and delivery of this Agreement by the Executive nor the performance by the Executive of his duties and obligations hereunder give rise to any claim or charge against either the Executive, the Company or any Affiliate, based upon any other contract or other arrangement, whether written or oral, to which the Executive is a party or by which the Executive is bound. The Executive further represents and warrants to the Company that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreement, contract or arrangement, whether written or oral, in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement or the Covenants Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Executive shall defend, indemnify and hold the Company harmless from and against all claims, actions, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and amounts paid in settlement in good faith) arising from or relating to any breach of the representations and warranties made by the Executive in this Section 5.4.

Section 5.5    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, and in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

If to the Company, to:

Attn: Chief Legal Officer

3001 Aloma Ave.

Winter Park, FL 32792

Legal@cytocom.com

If to the Executive, to:

Michael Handley

Email: michaelkhandley@gmail.com

Any person named above may designate another address or phone number by giving notice in accordance with this Section to the other persons named above.

Cytocom, Inc.

Section 5.6    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, without regard to principles of conflicts of law. Any and all actions arising out of this Agreement or Employee’s employment by Company or termination therefrom shall be brought and heard in the state and federal courts of Delaware and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

Section 5.7    Waiver. Either party hereto may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

Section 5.8    Severability. If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

Section 5.9    Counterparts. This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

Section 5.10    Advice of Counsel. This Agreement was prepared by Lowenstein Sandler LLP in its capacity as legal counsel to the Company. Both parties hereto acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all the terms hereof.

Section 5.11    Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon the Company and its successors and assigns. This Agreement is personal to the Executive, and the Executive shall not assign or delegate his rights or duties under this Agreement, and any such assignment or delegation shall be null and void.

Cytocom, Inc.

Section 5.12    Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement.

Section 5.13    No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 5.13 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 5.14    Source of Payment. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company. The Executive shall not look to the owners of the Company for the satisfaction of any obligations of the Company under this Agreement.

Section 5.15    Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. The Executive will be solely responsible for all taxes assessed against his with respect to the compensation and benefits described in this Agreement, other than typical employer- paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

Cytocom, Inc.

Section 5.16    409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the Termination Date and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 4.1 unless the Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

Section 5.17    280G Modified Cutback.

(a)    If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), and then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non- qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

Cytocom, Inc.

(b)    An initial determination as to whether any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(c)    For purposes of this Section 5.17, (i) no portion of the Parachute Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and (iv) the value of any non- cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

Section 5.18    Recoupment of Erroneously Awarded Compensation. Any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, stock exchange listing requirement or any clawback policy adopted by the Company from time to time will be subject to the deductions and clawback as may be required by such law, government regulation, stock exchange listing requirement or clawback policy. In addition, if the executive is or becomes an executive officer subject to the incentive compensation repayment requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd- Frank Act”), then if required by the Dodd-Frank Act or any of its regulations he will enter into an amendment to this Agreement or a separate written agreement with the Company to comply with the Dodd-Frank Act and any of its regulations.

Cytocom, Inc.

IN WITNESS WHISEOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

CYTOCOM, INC.

By: /s/ Noreen Griffin
Noreen Griffin, President

EXECUTIVE

By: /s/ Michael Handley
Michael Handley

Cytocom, Inc.

Appendix A – Disclosures Approved by the Company

1)	Aletheia Therapeutics, Inc.
2)	Forte Biotech Intl Corp.
3)	Horizon’s Discovery, Ltd.
4)	United Cell Therapies, Inc.
5)	Makamer, Inc.

Cytocom, Inc.

STATEMENT REGARDING COMPANY EMPLOYEE

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Attached to this statement is your Company Employee Proprietary Information and Inventions Agreement (the “Agreement”).

Please take the time to review the Agreement carefully. It contains material restrictions on your right to disclose or use, during or after your employment, certain information and technology learned by you during your employment.

The Company considers this Agreement to be very important to the protection of its business. It intends to enforce the terms of the Agreement and to pursue, appropriate, injunctions, restraining orders, and money damages, should you violate the Agreement.

If you have any questions concerning this Agreement, you may wish to consult an attorney. The employees and agents of the Company are not authorized to, and will not, give you legal advice concerning this Agreement.

If you have read and understand the Agreement, and if you agree to its terms and conditions, please return a fully executed copy of it to the Company, retaining one copy for yourself.

Cytocom, Inc.                      CONFIDENTIAL – NOT FOR EXTERNAL DISTRIBUTION

CYTOCOM, INC.

EMPLOYEE PROPRIETARY INFORMATION AND

INVENTIONS AGREEMENT

(INCLUDING NON-COMPETITION)

This EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (INCLUDING NON-COMPETITION) (this “Agreement”), dated as of Aug 19, 2020 (the “Signature Date”), with an effective date of April 1, 2020 (the “Effective Date”), is by and between Cytocom, Inc. a Delaware-corporation (the “Company”) and Michael Handley.

In consideration of my employment by Cytocom, Inc. (the “Company”), and the compensation I receive from the Company, I agree to certain restrictions placed by the Company on my use of information belonging to the Company. I understand that, during the course of my work as an employee of the Company, I have had and will have access to Proprietary Information (a term which is defined below) concerning the Company, its employees, its operations, its vendors and its customers. I acknowledge that the Company has developed, compiled, and otherwise obtained, often at great expense, this information and that this information has great value to the Company’s business. I agree to hold in strict confidence all Proprietary Information and will not disclose any Proprietary Information to anyone outside of the Company, as defined more fully below.

I.	DEFINITIONS

A.         The “Company”.

As used in this Agreement, the “Company” refers to Cytocom, Inc. and each of its subsidiaries or affiliated companies. I recognize and agree that my obligations under this Agreement and all terms of this Agreement apply to me regardless of whether I am employed by or work for Company or any of its subsidiaries or affiliates.

B.         “Proprietary Information”: Definition and Ownership.

I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed by a third party to the Company, which has commercial value in the Company’s business or the business of a third party disclosing such information.

Cytocom, Inc.                      CONFIDENTIAL – NOT FOR EXTERNAL DISTRIBUTION

“Proprietary Information” includes, but is not limited to, the following (whether or not patentable, copyrightable, or registrable under any intellectual property laws or industrial property laws in the United States or elsewhere): information about software programs and subroutines, source and object code, databases, database criteria, user profiles, scripts, algorithms, processes, trade secrets, designs, methodologies, technology, know-how, processes, data, ideas, techniques, inventions, modules, features and modes of operation, internal documentation, works of authorship, technical, business, financial, client, marketing, and product development plans, forecasts, other employees’ positions, skill levels, duties, compensation and all other terms of their employment (unless disclosure is permitted by law), client and supplier lists, contacts at or knowledge of clients or prospective clients of the Company, and other information concerning the Company’s or its clients’ actual or anticipated products or services, business, research or development, or any information which is received in confidence by or for the Company from any other person unless (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company as specifically identified and disclosed by me in Exhibit “A”; or (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction). I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

All Proprietary Information and all title, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, and other intellectual property and rights anywhere in the world (collectively “Rights”) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any Rights I may have or acquire in Proprietary Information.

C.         “Company Materials”

I understand that the Company possesses or will possess “Company Materials” which are important to its business. For purposes of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents, media or items have been prepared by me or by others.

“Company Materials” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

II.	OBLIGATIONS TO PROTECT PROPRIETARY INFORMATION

I represent and warrant that from the time of my first contact or communication with the Company, I have held in strict confidence all Proprietary Information and have not disclosed any

Proprietary Information to anyone outside of the Company, or used, copied, published, or summarized any Proprietary Information except to the extent necessary to carry out my responsibilities as an employee of the Company.

At all times, both during my employment by the Company and after its termination, I will (a) keep in confidence and trust and will not disclose any Proprietary Information except to other Company employees, agents and representatives who need to know, or to third parties who are bound by written confidentiality agreements to the extent necessary to carry out my responsibilities as an employee of the Company and in a manner consistent with any such third party confidentiality agreements, and (b) use Proprietary Information only for the benefit of the Company.

Cytocom, Inc.                      CONFIDENTIAL – NOT FOR EXTERNAL DISTRIBUTION

III.	MAINTENANCE AND RETURN OF COMPANY MATERIALS

All Company Materials are and shall be the sole property of the Company. I agree that during my employment by the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement.

IV.	DISCLOSURE OF INVENTIONS TO THE COMPANY

As used in this Agreement, “Inventions” mean any work of authorship, discovery, improvement, invention, design, graphic, source, HTML and other code, trade secret, technology, algorithms, computer program or software, audio, video or other files or content, idea, design, process, technique, formula or composition, know-how and data, whether or not patentable or copyrightable. I agree to maintain adequate and current written records and promptly disclose in writing to my immediate supervisor or as otherwise designated by the Company, all Inventions, made, discovered, conceived, reduced to practice or developed by me, either alone or jointly with others, during the term of my employment.

I will also disclose to an officer of the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me, either alone or jointly with others, within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to Section V below) and do not extend the assignment made in Section V below. I will not disclose Inventions covered by this Section IV to any person outside the Company unless I am requested to do so by management personnel of the Company.

V.	OWNERSHIP OF INVENTIONS

A.         Generally

I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company, and I hereby assign such Inventions and all Rights therein to the Company. No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by law. The Company shall be the sole owner of all Rights in connection therewith.

B.         Works Made for Hire

The Company shall be the sole owner of all Rights, title and interest in Inventions. I further acknowledge and agree that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. To the extent that any Inventions may not be considered a “work made for hire”, I hereby assign to the Company such Inventions and all Rights therein, except those Inventions, if any, the assignment of which is prohibited by law.

Cytocom, Inc.                      CONFIDENTIAL – NOT FOR EXTERNAL DISTRIBUTION

C.         License

If any Inventions assigned hereunder are based on, or incorporated, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or rights owned or licensed by me and not assigned hereunder, I hereby grant the company a perpetual, worldwide, royalty-free, non-exclusive and sub-licensable right and license to exploit and exercise all such technology and rights in support of the Company’s exercise or exploitation of any assigned Inventions (including any modifications, improvements and derivatives thereof).

D.         List of Inventions

I have attached hereto a complete list of all existing Inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement.

E.         Cooperation

I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing Rights in connection with such Inventions and improvements thereto in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. To the extent such acts are required after the termination of my employment, the Company shall pay me a reasonable and customary consultancy fee and reimburse reasonable costs and expenses. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Subsection E, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.

F.         Assignment or Waiver of Moral Rights

Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

Cytocom, Inc.                      CONFIDENTIAL – NOT FOR EXTERNAL DISTRIBUTION

VI.	NON-SOLICITATION

During the term of my employment and for one (1) year thereafter, I will not (i) encourage any employee, consultant, or person who was employed by the Company on the date of termination of my employment (or at any time during the six (6) month period prior to termination of my employment) to leave the company for any reason, nor will I solicit their services; (ii) assist any other person or entity in such encouragement or solicitation; or (iii) hire or assist in hiring or retaining any such employee or consultant.

VII.	NON-COMPETITION

I agree that during my employment with the Company I will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and I will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, while I am employed with the Company.

VIII.	COMPANY AUTHORIZATION FOR PUBLICATION

Prior to my submitting, or disclosing for possible publication or general dissemination outside the Company (such as through public speaking engagements or literature), any material prepared by me that incorporates information that concerns the Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review. Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions. I further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

IX.	FORMER EMPLOYER INFORMATION

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others. I have not entered into and I agree I will not enter into any agreement, either written or oral, in conflict herewith or in conflict with my employment with the Company. I further agree to conform to the rules and regulations of the Company.

X.	AT-WILL EMPLOYMENT

I agree and understand that employment with the Company is “at-will,” meaning that it is not for any specified period of time and can be terminated by me or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. I agree and understand that it also means that job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time at-will by the Company. I understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of my employment with the Company.

Cytocom, Inc.                      CONFIDENTIAL – NOT FOR EXTERNAL DISTRIBUTION

XI.	SEVERABILITY

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be modified to the minimum extent necessary to comply with applicable law and the intent of the parties. If any provision of this Agreement, or application of it to any person, place, or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

XII.	AUTHORIZATION TO NOTIFY NEW EMPLOYER

I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

XIII.	ENTIRE AGREEMENT

This Agreement and the Executive Employment Agreement set[s] forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions and/or agreements between us. I understand and acknowledge that (i) no other representation or inducement has been made to me, (ii) I have relied on my own judgment and investigation in accepting my employment with the Company, and (iii) I have not relied on any representation or inducement made by any officer, employee or representative of the Company. No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement will be effective unless in a writing signed by the CEO or President of the Company and me. I understand and agree that any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

XIV.	EFFECTIVE DATE AND BINDING UPON SUCCESSORS

This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executors, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

XV.	GOVERNING LAW; JURISDICTION

Although I may work for the Company outside of Delaware or the United States, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of Delaware, without regard to principles of conflicts of law. Any and all actions arising out of this Agreement or Employee’s employment by Company or termination therefrom shall be brought and heard in the state and federal courts of Delaware and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts.

Cytocom, Inc.                      CONFIDENTIAL – NOT FOR EXTERNAL DISTRIBUTION

XVI.	REMEDIES

I recognize that nothing in this Agreement is intended to limit any remedy of any trade secret act. I recognize that my violation of this Agreement could cause the Company irreparable harm, the amount of which may be extremely difficult to estimate, making any remedy at law or in damages inadequate. Thus, I agree that the Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief the Company deems appropriate. This right shall be in addition to any other remedy available to the Company.

XVII.	APPLICATION OF THIS AGREEMENT

I agree that my obligation set forth in this Agreement, along with the Agreement’s definitions of Proprietary Information shall be equally applicable to Proprietary Information related to any work performed by me for the Company prior to the execution of this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND ITS TERMS. I ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY. I HAVE COMPLETELY NOTED ON EXHIBIT A TO THIS AGREEMENT ANY PROPRIETARY INFORMATIO I THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Date: Aug 19, 2020	Signature: /s/ Michael Handley
Name: Michael Handley

Cytocom, Inc.                      CONFIDENTIAL – NOT FOR EXTERNAL DISTRIBUTION

EXHIBIT A

1.

The following is a complete list of all Inventions relevant to the subject matter of my employment with the Company that have been made, discovered, conceived, first reduced to practice or developed by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Employee Proprietary Information and Inventions Agreement:

_____     No Inventions.

____x_             See below: Any and all Inventions regarding:

●	viral inhibition of noroxymorphone structures and their stereoisomers
●	noroxymorphone structures and their stereoisomers for autoimmune, inflammation and cancer.

_____     Additional sheets attached.

2.	I propose to bring to my employment the following materials and documents of a former employer:

____x     No materials or documents

______   See below:

Date: Aug 19, 2020	Signature: /s/ Michael Handley
Name: Michael Handley

Cytocom, Inc.                      CONFIDENTIAL – NOT FOR EXTERNAL DISTRIBUTION